As filed with the Securities and Exchange Commission on April 11, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROMED CARDIOVASCULAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0265161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8965 Interchange Drive Houston, Texas	77054
(Address of Principal Executive Offices)	(Zip Code)

MicroMed 1997 Stock Option Plan

MicroMed 2005 Stock Incentive Plan

(Full title of the plan)

Juliet Markovich

Chief Financial Officer

MicroMed Cardiovascular, Inc.

8965 Interchange Drive

Houston, Texas 77054

(Name and address of agent for service)

(713) 838-9210

(Telephone number, including area code, of agent for service)

Copy to:

Felix P. Philips

Baker Botts L.L.P

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	2,316,506	(1)	$1.025	$2,374,419	$73

(1)	Pursuant to Rule 416(c) under the Securities Act, the number of shares of Common Stock registered hereunder includes such indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low sales prices of the shares of Common Stock quoted on the Over-The-Counter Bulletin Board on April 5, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The documents containing the information concerning the MicroMed 1997 Stock Option Plan and the MicroMed 2005 Stock Incentive Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. MicroMed Cardiovascular, Inc. (the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

This Registration Statement also registers the reoffer and resale, as permitted by Form S-8 General Instruction C and Rule 429 of the Securities Act, of up to 124,070 shares of common stock of the Company which shares have been issued under the Plans prior to the filing of this Registration Statement to certain current employees and non-employee directors named in this Registration Statement (the “Selling Stockholders”). These shares of common stock may be considered “restricted securities” as defined in General Instruction C(1) to Form S-8.

This Registration Statement contains two parts. The first part constitutes a “reoffer” prospectus prepared in accordance with Part I of Form S-3 pursuant to General Instruction C of Form S-8. The second part contains information required in this Registration Statement pursuant to Part II of Form S-8.

MICROMED CARDIOVASCULAR, INC.

REOFFER PROSPECTUS

124,070 SHARES OF COMMON STOCK

This reoffer prospectus covers 124,070 shares of common stock, $0.001 par value, of MicroMed Cardiovascular, Inc. This prospectus relates to the reoffer and resale by certain employees and non-employee directors of shares of common stock that have been acquired pursuant to the 1997 Stock Option Plan and the 2005 Stock Incentive Plan. We will not receive any proceeds from these sales.

The Selling Stockholders described in this prospectus may reoffer and resell the shares from time to time. The shares may be offered at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. See “Plan of Distribution.”

Our common stock is listed on the quoted on the Over-The-Counter Bulletin Board under the symbol “MMCV.OB.” On April 10, 2007, the last reported sales price of the common stock on the Over-The-Counter Bulletin Board was $0.70 per share.

Investing in our common stock involves risks. Please carefully consider the “ Risk

Factors” beginning on Page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2007

The mailing address of our principal executive offices is 8965 Interchange Drive, Houston, Texas 77054, and our telephone number is (713) 838-9210.

OUR BUSINESS

MicroMed Cardiovascular, Inc., which operates through its wholly-owned subsidiary MicroMed Technology, Inc., is a medical device company that has developed a miniaturized heart pump (ventricular assist device or VAD) known as the DeBakey VAD to address congestive heart failure (“CHF”), a condition where the diseased heart cannot pump adequate blood to meet the oxygen and nutritional needs of the body. In 1988, famed heart surgeon Dr. Michael E. DeBakey, Dr. George P. Noon and the National Aeronautics and Space Administration began joint research and development of the DeBakey VAD using NASA-developed technology. We received an exclusive license from NASA for the underlying technology of the DeBakey VAD in June 1996. The DeBakey VAD is a small 1.2 inches (30.5mm) x 3 inches (76.2mm) NASA-designed axial flow pump that can provide increased blood flow from the left ventricle of the heart throughout the body for patients whose hearts are diseased and unable to maintain adequate blood flow to sustain their lives. In November 1998, we received approval to begin clinical trials using the DeBakey VAD in Germany with subsequent clinical trial approvals in France, Austria, Italy and Switzerland. We received CE Mark approval in April 2001 and began marketing in Europe and select other international markets. In the United States, we have terminated pivotal Phase III trials for the destination therapy indication and are in process of developing a new study for this indicator. Unless otherwise indicated, the “Company,” “MicroMed,” “we,” “our” and “us” are used in this prospectus to refer to the businesses of MicroMed Cardiovascular, Inc. and its consolidated subsidiaries.

Our principal executive offices are located at 8965 Interchange Drive, Houston, Texas 77054. Our telephone number at that address is (713) 838-9210 and our web site address is http://www.micromedcv.com. Our common stock is listed on the quoted on the Over-The-Counter Bulletin Board under the symbol “MMCV.OB.” Periodic SEC filings, including our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available through our web site free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this prospectus, in our annual report on Form 10-KSB for the year ended December 31, 2006 and in our other filings with the SEC. The occurrence of any of these risks factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This report also contains forward-looking statements that involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus, in our annual report on Form 10-KSB for the year ended December 31, 2006 and in our other filings with the SEC.

Risks Related to Our Business:

We, through our wholly-owned subsidiary, have incurred significant operating losses since inception in October 1995 and if we do not achieve profitability you may lose your entire investment.

We began selling the DeBakey VAD System in Europe and select international markets in April 2001 and have yet to demonstrate that we can generate sufficient sales to become profitable. We, through our wholly-owned subsidiary MicroMed Technology, have incurred significant net losses since inception in October 1995, including a net loss available to common stockholders of $8.2 million and $13.0 million for the years ended December 31, 2006 and 2005, respectively. As of December 31, 2006, we had an accumulated deficit of approximately $93.6 million. We expect to continue to incur operating losses at least through 2008. Further, we expect operating expenses to increase as we seek U.S. regulatory clearance for the DeBakey VAD, build a technical support organization for product introduction and market development, continue engineering and development projects, and increase administrative activities to support our planned growth. The extent of our future operating losses and the timing of our profitability are highly uncertain, and we may never generate sufficient revenues to achieve or sustain profitability.

Based upon funds available to us as of December 31, 2006, we believe that we have sufficient cash to fund operations for the next 12 months. If revenues fail to grow at a pace rapid enough to offset planned increases in our expenses or if we are unable to curb our losses and achieve profitability, the value of your investment may be lost.

Our success depends entirely on the DeBakey VAD.

We depend entirely on the DeBakey VAD and related accessories for our success. The DeBakey VAD will require regulatory approval before it can be marketed in the United States. We have not sold significant numbers of products in international markets or in the United States and we cannot assure you that our efforts will be successful or that the DeBakey VAD will be safe or effective, approved by regulatory authorities or successfully marketed. Because the DeBakey VAD is our primary product focus, our inability to obtain the necessary regulatory approvals or to market and commercialize the DeBakey VAD successfully would materially affect our ability to achieve significant revenue and would make it likely that we would not achieve profitability.

If the DeBakey VAD is not accepted by the medical community we will not achieve significant revenues and will not be profitable.

The commercial success of the DeBakey VAD depends on its acceptance by cardiologists and cardiac surgeons. Such acceptance will depend on clinical trial results and the conclusion by these physicians that the DeBakey VAD is safe, cost-effective and an acceptable method of treatment. We cannot assure you that the DeBakey VAD will provide benefits considered adequate by providers of cardiovascular treatments or that a sufficient number of providers will use the DeBakey VAD for it to achieve commercial success. Even if we establish the safety and effectiveness of the DeBakey VAD, physicians may elect not to use it for a number of reasons, including:

•	adverse medical effects suffered by patients implanted with the DeBakey VAD during clinical trials or after commercialization, even if unrelated to the DeBakey VAD;

•	lack of experience with the DeBakey VAD;

•	the perceived increased risk of patient complications associated with VADs generally;

•	perceived liability risks generally associated with the use of new medical products; and

•

adverse publicity regarding the DeBakey VAD, truthful or false, or favorable publicity regarding a competing VAD or medical alternative that could adversely affect acceptance of the DeBakey VAD by the medical community.

The maintenance of existing and the establishment of additional relationships with cardiac surgeons and cardiologists are necessary for us to achieve significant responses.

A limited number of cardiac surgeons and cardiologists influence medical device selection and purchase decisions for a large portion of our target cardiac patient population. We developed working relationships with cardiac surgeons and cardiologists at a number of leading medical centers in connection with the development of the DeBakey VAD. In addition, surgical teams at several leading foreign medical centers have performed clinical trials to support our applications for CE Mark regulatory approval. Some or all of these relationships may have been harmed by the departure of our former chief executive officer and our former executive vice president of sales and marketing in 2006. If we fail to improve existing relationships and arrangements or establish new relationships with these and other physicians and medical centers in support of the DeBakey VAD, we will not achieve significant revenues and will not be profitable. We have a limited number of cardiac surgeons implanting our device and the loss of one of those surgeons could have a significant impact on our revenues.

The DeBakey VAD will likely have a long and variable sales and deployment cycle, which may cause our revenue and operating results to fluctuate significantly from quarter-to-quarter.

We expect that the DeBakey VAD will have a lengthy sales cycle and we may incur substantial sales and marketing expenses and expend significant effort without making significant sales. Even after making a decision to purchase the DeBakey VAD, we expect that customers may deploy products slowly. For example, we expect that the length of time between initial contact with cardiac surgeons and the potential purchase of the DeBakey VAD will generally be between nine and 18 months. In addition, the cardiac centers that buy the majority of our products are usually led by cardiac surgeons who are heavily recruited by competing centers or by centers looking to increase their profiles. When one of these surgeons moves between centers, we may experience a temporary but significant reduction in purchases by the departed center while it replaces its lead surgeon. As a result, it will be difficult for us to predict the quarter in which our customers may purchase the DeBakey VAD and our revenue and operating results may vary significantly from quarter to quarter, which increases the risk of an operating loss for us for any given quarter.

Future changes in cardiac assist could render the DeBakey VAD obsolete or uncompetitive.

The field of technology relating to cardiac assistance and therapy and the medical device industry has undergone rapid and significant technological development. We expect that the technology associated with cardiac assist devices will continue to develop rapidly, and our success will depend in large part on our ability to establish a competitive position with respect to this technology. Additionally, new surgical procedures and advances in stem cell research and medicine could develop that replace or reduce the importance of the function we are developing the DeBakey VAD to perform. Third parties may succeed in developing or marketing technologies and products that are more effective than the DeBakey VAD or that would render the DeBakey VAD obsolete or uncompetitive before we recover any or all of our research, development and commercialization expenses.

We may be unable to compete successfully with our competitors.

We face competition from companies that develop, manufacture and market cardiac assist and therapy products and technology. We also compete with universities and other research institutions in the development of cardiac assist and therapy technologies. Many of our competitors have greater technical and financial resources than us. Some of these competitors have currently available and marketed cardiac assist products of similar size and function to the DeBakey VAD, as well as cardiac assist products and technologies under development. For example, other companies are currently developing axial flow and centrifugal VADs that, if successfully commercialized, would compete with the DeBakey VAD.

Our ability to compete successfully is based on numerous factors, including:

•	the performance, effectiveness and size of the DeBakey VAD relative to competing products;

•	the relative speed with which we are able to bring the DeBakey VAD to market in our target markets;

•	the cost-effectiveness of the DeBakey VAD; and

•	the ease of use of the DeBakey VAD.

If we are unable to distinguish the DeBakey VAD from competing products, or if competing products reach the market first, we may be unable to compete successfully with current or future competitors. This would cause our revenues to decline and adversely affect our results of operations.

Our clinical trials may prove unsuccessful or lead to significant setbacks in obtaining necessary regulatory approvals.

In order to obtain regulatory approvals for commercial sale of the DeBakey VAD, we must demonstrate through clinical trials that the DeBakey VAD is safe and effectively performs as intended. We must demonstrate that the DeBakey VAD, which was designed to provide increased blood flow to patients who suffer from end-stage heart failure, can operate effectively and reliably within a patient for an extended period of time.

We commenced clinical trials for the DeBakey VAD in Europe in November 1998 (resulting in CE Mark approval) and in the United States in June 2000. During our clinical trials, patients have died or suffered other adverse medical effects, including adverse effects commonly associated with VAD use, such as infections, thrombus and bleeding. Adverse medical effects may continue to occur in on-going and future clinical trials. Patient deaths and other adverse effects, even if unrelated to the DeBakey VAD, could adversely affect our clinical trial results and thus our ability to secure required regulatory approval. The DeBakey VAD will require further trials in the United States before obtaining or applying for regulatory approval for marketing and may require further clinical trials in Europe for product enhancements.

Clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory or reimbursement approvals. Our bridge to transplant clinical trial endpoint is a 70% survival to transplant rate (without a surrogate endpoint of duration of support). The overall results of our bridge to transplant trial to date have resulted in lower than expected survival to transplant percentages. This may significantly increase the time required to obtain FDA approval for this BTT indication and the time when we would expect to generate revenues from commercial sales of the DeBakey VAD for this BTT indication. There is no assurance we will obtain the required regulatory approvals on a timely basis, if at all. If we are unable to obtain U.S. regulatory approval for the DeBakey VAD, we will likely not be able to develop a sustainable business.

We have terminated our destination therapy trial and have ceased enrolling patients until such time as we can redesign the structure of the trial to accommodate a shorter PMA pathway. We intend to develop a new clinical trial protocol for the destination therapy indication. However, there is no assurance that we will be able to convince the FDA to approve this protocol.

We also may encounter unexpected delays, expenses, technical problems or other difficulties related to development, manufacturing and marketing of the DeBakey VAD that could result in the abandonment or substantial change in the design, development and commercialization of the DeBakey VAD. Our failure or inability to address such problems adequately or timely would have a material adverse effect on our ability to commercially market our products. Although we have received CE Mark approval for the bridge-to-transplant, destination therapy and pediatric indications and have received U.S. regulatory approval to commercialize the DeBakey VAD for pediatric indications pursuant to a humanitarian device exemption, we cannot assure you as to when our U.S. clinical trials will be completed or that we will obtain required U.S. regulatory approvals or other non-U.S. regulatory approvals for the DeBakey VAD and any product enhancements when expected or at all.

We may not obtain or maintain regulatory clearances or approvals required for marketing and commercially selling the DeBakey VAD in the United States and such failure or delay in obtaining or maintaining such clearances or approvals could adversely affect our business, financial condition and results of operations.

The research and development, manufacturing, marketing and distribution of the DeBakey VAD system in the United States is subject to regulation by numerous authorities, including the FDA. We must comply with the FDA Act and the regulations promulgated under the FDA Act, administered by the FDA. Prior to marketing or commercial sale in the United States, we must obtain a PMA for the DeBakey VAD from the FDA. The process of obtaining this approval is lengthy, expensive and uncertain. Securing FDA clearances and approvals will require submission of clinical data and supporting information to the FDA. Product clearances and approvals can be withdrawn for failure to comply with regulatory requirements or on the occurrence of unforeseen problems following initial marketing. We also must comply with regulations administered by the FDA including the Quality Systems Requirements, Investigational Device Exemption, and Good Laboratory Practice regulations. These regulations require us to follow certain prescribed testing, quality, control, storage, and documentation procedures. The FDA monitors compliance with applicable regulatory requirements through periodic site inspections.

We cannot assure you that we will be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, and delays in receipt or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, prospects, financial condition and results of operations. Moreover, regulatory clearances or approvals for the DeBakey VAD, even if granted, may include significant limitations on the uses for which the product may be marketed. In addition, certain material changes to approved medical devices are subject to FDA review and approval. We cannot assure you that we will be able to maintain compliance with all regulatory requirements. Changes in existing laws, regulations or policies and the adoption of new laws, regulations or policies could prevent us from, or could affect the timing of, achieving compliance with regulatory requirements, including current and future regulatory clearances or approvals, where necessary.

We may be unable to obtain or maintain necessary clearances or approvals required for the international commercialization of the DeBakey VAD in certain countries, which could adversely affect our business, financial condition and results of operations.

We intend to expand the marketing of the DeBakey VAD internationally. A number of risks are inherent in international transactions. Sales of products outside of the United States are subject to foreign regulatory requirements governing, among other things, product approval, product testing and licensing standards, manufacturing processes, pricing and reimbursement levels that may vary widely from country to country. Regulations governing requirements for approvals or clearance to market, the time required for regulatory review and sanctions imposed for violations also vary from country to country. The time required to obtain clearance from a foreign country may be longer or shorter than that required by the FDA or other such agencies; and other regulatory requirements may differ.

Prior to commercial sale of medical devices in the countries of the European Union, we were required to receive a CE Mark certification, an international symbol of quality and compliance with applicable European community medical device directives. In particular, we must comply with the Essential Requirements of the Medical Devices Directive, which primarily relate to safety and performance, and to undergo conformity assessment certification by a Notified Body in order to qualify for CE Mark approval.

In Europe, we are also subject to the Active Implantable Medical Device Directive, which regulates quality medical device manufacturing. In addition, we must meet the technical standards established by the International Organization for Standardization. ISO 9000 is a series of international standards on quality management and assurance. ISO 13485 is the medical version of ISO 9001, which incorporates all quality elements, including design.

Although we have received CE Mark approval for the bridge-to-transplant, destination therapy and pediatric indications, we cannot assure you that we will obtain or maintain regulatory approvals or clearances in countries of the European Union or other foreign countries or that we will not have to incur significant costs in obtaining or maintaining foreign regulatory approvals or clearances. In addition, if existing regulations are changed or modified, we cannot assure you that we will be able to comply with any such changes or modifications or that such changes or modifications will not result in significant costs in order to comply with such changes or modifications. Delays in receipt of approvals or clearances to market the DeBakey VAD in international countries, failure to receive such approvals or clearances or the future loss of previously received approvals or clearances could have a material adverse effect on our business, prospects, financial condition and results of operations. International sales also may be limited or disrupted by political instability, failure to receive adequate reimbursement, price controls, trade restrictions and the impositions of or changes in tariffs, any of which could have a material adverse effect on our business, prospects, financial condition and results of operations. Collection of receivables from some foreign countries can be problematic. We cannot assure you that we will be able to successfully commercialize the DeBakey VAD in any international market.

If we are unable to obtain regulatory approval for marketing the DeBakey VAD for other indications or for product enhancements to the DeBakey VAD, our growth prospects will be limited.

Even though we have received CE Mark approval for the bridge-to-transplant, destination therapy and pediatric indications, and even if we receive a PMA from the FDA for such indications and we are successful in marketing the DeBakey VAD for such indications, we may be unable to expand our business as intended to address these markets. We have not received, and may never receive, regulatory approval for other indications such as bridge-to-recovery. Additional regulatory approvals will be required for us to conduct clinical trials to support the use of our DeBakey VAD and to commercialize the DeBakey VAD for such other indications. If we are unsuccessful in completing the required clinical trials and obtaining the necessary regulatory approvals to market the DeBakey VAD for expanded uses, our growth prospects will be limited. Even if we obtain the necessary regulatory approvals for other indications, we may fail to gain market acceptance for the DeBakey VAD for such other indications.

We plan to make product enhancements to the DeBakey VAD system from time to time. Product enhancements require supplemental filings with and further approval from regulatory authorities, and may require additional clinical trials. The process of obtaining regulatory approval for a product enhancement may take a long period of time, and we cannot assure you that we ultimately will obtain approval for any product enhancement.

The DeBakey VAD may not receive approval for reimbursement by governments and other third-party payors.

Sales of the DeBakey VAD will depend largely on the availability of adequate reimbursement from third-party payors such as governments and private insurers. Healthcare providers that purchase medical devices for treatment of their patients generally rely on third-party payors to reimburse all or part of the costs associated with treatment. Medical devices incorporating new technologies, such as the DeBakey VAD, are closely examined by governments and private insurers to determine whether the device and associated medical procedures will be covered for reimbursement, and, if so, the level of reimbursement that will apply.

Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of therapeutic products and by refusing in some cases to provide any coverage for uses of approved products for indications other than those for which their respective regulatory agencies (e.g., the FDA) have granted marketing approval. We cannot predict whether reimbursement for the DeBakey VAD will be sufficient from third-party payors to adequately compensate hospitals for DeBakey VAD implants. Failure to obtain such adequate reimbursement could influence selection of the DeBakey VAD for treatment and could have a material adverse effect on our business, financial condition and results of operations.

We are the sole manufacturer of the DeBakey VAD and have only one manufacturing facility, the loss of which would harm our revenues and damage our business.

We currently produce the DeBakey VAD in our manufacturing facility located in Houston, Texas, which is the sole source for production of the DeBakey VAD. A natural disaster or other event that resulted in the destruction or loss of part or all of the manufacturing facility or a work stoppage or other employee issues that interrupted or stopped DeBakey VAD production would significantly harm our business and operations. Although we believe other manufacturing facilities could manufacture the DeBakey VAD in compliance with the FDA’s Quality System Regulation, we may not be able to find an alternate facility that could meet production requirements on short notice. Even if we find an alternate facility, production costs likely would increase, particularly if we need the DeBakey VAD produced on short notice.

We depend on suppliers to provide key materials and components of the DeBakey VAD, and any change in our relationship with our suppliers could prevent us from delivering the DeBakey VAD in a timely manner, reducing our future revenues or increasing our costs.

We rely on third-party suppliers to provide key materials and components of the DeBakey VAD system, some of which are single source suppliers. Our reliance on these third-party suppliers subjects us to other risks that could harm our business, including:

•

suppliers could encounter manufacturing problems due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, including the FDA’s Quality System Regulation, equipment malfunction and environmental factors;

•

suppliers often manufacture medical or other devices for a range of customers, and fluctuations in demand for the products those suppliers make for others may affect their ability to deliver components to us in a timely manner;

•	suppliers may encounter financial hardships unrelated to our demand for products, which could inhibit their ability to fulfill our orders and meet delivery requirements;

•	the suppliers may make errors in manufacturing materials and components that could negatively affect the efficacy or safety of the DeBakey VAD or cause delays in our shipment;

•	we may not be able to obtain adequate inventories of the materials and components we need in a timely manner or on commercially reasonable terms; and

•	we may have difficulty locating and qualifying alternative suppliers for these products.

Our ability to protect our intellectual property rights involves many complexities and uncertainties; commercialization of the DeBakey VAD could give rise to claims that our technology infringes on the rights of others.

Our business depends significantly on our proprietary technology. We rely on a combination of patents, trademarks and confidentiality agreements and other contractual provisions to establish, maintain and protect our proprietary rights, all of which afford only limited protection. Our success will depend to a significant extent on our ability to obtain and maintain patent and trademark protection for the DeBakey VAD and related technologies, to preserve trade secrets and to operate without infringing the proprietary rights of others.

We cannot assure you that we will obtain additional patents or that issued patents will provide substantial protection against competitors with similar technology or be of commercial benefit to us. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others.

The medical device industry is characterized by a large number of patents and by frequent and substantial intellectual property litigation. A patent could be challenged in litigation and, if the outcome of such litigation were adverse to the patent holder, competitors might be free to use the subject matter covered by the patent, or the patent holder might license the technology to others in settlement of such litigation. The invalidation of key patents owned by or licensed to us or nonapproval of pending patent applications could create increased competition, with potentially material adverse effects on us and our business.

We are potentially subject to claims and litigation from third parties claiming that our products or processes infringe their patent or other proprietary rights. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture, use or sell the affected product or process. Litigation, which could result in substantial cost to us, also may be necessary to enforce our patent and proprietary rights and/or to determine the scope and validity of the patents or proprietary rights of others. Any intellectual property litigation would be costly and could divert the efforts and attention of our management and technical personnel, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not prevent us from selling our products or materially and adversely affect our business, financial condition and results of operations. If any such claims are asserted against us, we may seek to enter into a royalty or licensing arrangement. We cannot assure you that a license will be available on commercially reasonable terms, or at all.

We also rely on unpatented trade secrets, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our right to unpatented trade secrets.

If the rights to technology that we have licensed terminate, our commercialization efforts could be delayed or fail.

Fundamental elements of the DeBakey VAD technology have been licensed from NASA and Baylor College of Medicine. We have worldwide rights to that technology, but these exclusive rights will terminate on the expiration of the licensed patent relating to the technology or final abandonment of any pending patent application. The licensed patent relating to the technology does not expire before 2013. Additionally, our exclusive rights may be terminated if we breach the terms of the license agreements and fail to cure the breach.

Termination of our agreements with NASA or Baylor College of Medicine could delay or suspend our overall commercialization efforts. The failure to maintain the right to license such technology could require us to cease providing products or services using such licensed technology and, therefore, would likely result in loss of revenue for our business.

We may be subject to claims of trademark infringement, which may harm our business.

We may be subject to legal proceedings alleging claims of trademark infringement in the future. We have become aware that other parties are utilizing the “MicroMed” mark, or other marks that incorporate the letters “MicroMed,” and those parties may have rights to such mark that are superior to those of us. In this event, we may be required to stop using the name in particular markets or to obtain a license from these parties to use it in such markets. If we must rebrand, it may result in significant marketing expenses and additional management time and resources, which may adversely affect our business.

Product liability claims in excess of our insurance coverage could adversely affect our business, financial condition and results of operations.

The research, development and commercialization of medical devices entail significant product liability risks. The use of the DeBakey VAD in clinical trials and our commercial sale may expose us to liability claims. These claims might be made directly by consumers, healthcare providers or persons selling the device. We believe that the product liability insurance maintain is adequate; however, we cannot assure you that we will be able to maintain such insurance on acceptable terms or that such insurance will be sufficient to protect us against potential claims or that insurance will be available in the future in amounts sufficient to protect us. A product liability claim, product recall or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, could result in substantial costs to us, divert management attention from our operations and generate adverse publicity. This could harm our reputation; result in a decline in revenues and increase expenses.

We may be unable to scale our operations successfully.

Our growth, if it occurs as planned, will place significant demands on our management and manufacturing capacity, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of the DeBakey VAD or other operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

We depend on certain key executive personnel and other key scientific and managerial personnel for our success, the loss of whom could adversely affect our business, financial condition and results of operations.

Our success depends on the continued availability and contributions of members of our scientific and senior management teams and other key personnel. The loss of services of any of these persons could delay or reduce our product development and commercialization efforts. Furthermore, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. The loss of members of our management team, key clinical advisors or scientific personnel, or our inability to attract or retain other qualified personnel or advisors, could significant weaken our management, harm our ability to compete effectively and harm our business.

In August 2006, Travis Baugh, our chief executive officer, president and chief financial officer resigned from our company. In November 2006, Betty Russell, our executive vice president of marketing and sales, resigned from our company. In September 2006, we appointed Clifford zur Nieden as the Acting Chief Executive Officer and Robert Benkowski as Chief Operating Officer. In September 2006, Erwin P. Bauer, M.D. and Paul Frison resigned from the Board of Directors. In November 2006, we appointed Juliet Markovich as our Chief Financial Officer. Also in November 2006, we appointed Matt Borenzweig to the Board of Directors. In March 2007, Todd Ficeto resigned from the Board of Directors. In the event that this management structure does not stabilize our company, other officers and employees may choose to leave the company and our revenues and stock price may decline as a result.

Our future capital needs are uncertain. We will need to raise additional funds in the future and these funds may not be available on acceptable terms or at all.

We believe that we will have sufficient cash and cash equivalents to meet projected operating requirements through fiscal 2007. We may need to raise additional funds in order to satisfy our future liquidity requirements. Any subsequent equity financing could result in dilution to your share holdings. We expect our cash requirements to increase as we attempt to expand our U.S. clinical trial efforts, attempt to expand our clinical, regulatory and technical support staff, attempt to develop our administrative support activities and attempt to expand our international marketing efforts. Additionally, if we achieve projected growth in revenues, we anticipate significant working capital requirements, capital expenditures and investments in our infrastructure. The amount and timing of cash requirements will depend on market acceptance of our products, if any, and the resources we devote to developing and supporting our products. We will need to fund these cash requirements from either one or a combination of additional financings, exercise of outstanding warrants, mergers or acquisitions, or via the sale or license of certain of our assets. Current market conditions present uncertainty as to our ability to secure additional funds, as well as our ability to reach profitability. There can be no assurances that we will be able to secure additional financing, or obtain favorable terms on such financing if it is available, or as to our ability to achieve positive cash flow from operations. Continued negative cash flows and lack of liquidity create significant uncertainty about our ability to fully implement our operating plan and we may have to reduce the scope of our planned operations. If cash and cash equivalents, together with cash, if any, generated from operations, are insufficient to satisfy our liquidity requirements, we would be required to scale back or discontinue our product development program or clinical trials, obtain funds if available through strategic alliances that may require us to relinquish rights to certain of our technologies or discontinue our operations.

Our non-U.S. sales present special risks.

During the years ended December 31, 2006 and 2005, our export sales accounted for approximately 56% and 34%, respectively, of our total revenues. We anticipate that sales outside the United States will continue to account for a significant percentage of our product sales and we intend to continue to expand our presence in international markets. Non-U.S. sales are subject to a number of special risks. For example:

•	our U.S. clinical trials could prove unsuccessful or we could experience significant setbacks in obtaining PMA approval in the U.S., which could materially impact our non-U.S. sales;

•	products may be sold a lower price outside the United States;

•	competitors provide products for no charge during clinical trials;

•	sales agreements may be difficult to enforce;

•	receivables may be difficult to collect through a foreign country’s legal system;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax foreign income, impose tariffs or adopt other restrictions on foreign trade;

•	U.S. export licenses may be difficult to obtain;

•	intellectual property rights may be more difficult to enforce in foreign countries;

•	terrorist activity or the outbreak of a pandemic disease may interrupt distribution channels or adversely impact customers or employees; and

•	fluctuations in exchange rates may affect product demand and adversely affect the profitability, in U.S. dollars, of products sold in foreign markets where payments are made in local currencies.

Any of these events could harm our operations or operating results.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new Securities and Exchange Commission regulations, are creating uncertainty for public companies. Following the Merger, our management team has been required to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which has lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Risks Related to Our Capital Structure

There is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Although our common stock is listed on the OTC Bulletin Board, it is very thinly traded. A regular trading market for the securities does not yet exist and may not exist or be sustained in the future. The National Association of Securities Dealers (“NASD”) has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to past and future offerings;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts that follow our company, if any;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the medical device industry generally; and

•	general economic and other national conditions.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

On October 31, 2006, our resale registration statement was declared effective by the Securities and Exchange Commission. The registration statement registered the securities issued in connection with the August 2005 Private Placement and the December 2005 Private Placement, covering the subsequent resale by investors of an aggregate of 12,304,099 shares of common stock and 5,835,220 shares that have been or may be acquired upon the exercise of warrants. We also registered the securities issued in connection with the June 2006 Private Placement covering an aggregate of 9,951,613 shares of common stock and 4,312,364 exercisable to purchase shares that have been or may be acquired upon the exercise of warrants. In addition, certain of our shareholders holding a total of 14,006,201 shares of common stock agreed not to sell any shares of our common stock, or securities convertible into shares of our common stock, without prior written consent, until April 1, 2007. The shares held by these shareholders may now be sold. The former stockholders of MicroMed Technology, Inc. who received shares of our stock in the Merger and are not subject to the lock up agreement are eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), commencing one year after the Merger subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Our common stock is considered a “penny stock” and may be difficult to sell.

Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities and Exchange Act of 1934. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) it is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Additionally, Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Our principal stockholders have significant influence over our company.

The Absolute Return Europe Fund LTD and related entities beneficially own, in the aggregate, over 50% of our outstanding common stock, and these entities together with Charterhouse Equity Partners II, L.P., Oxford Bioscience Partners, SV Life Sciences, Essex Woodlands Health Ventures and Mitsui & Co. Venture Partners, and their respective affiliates, beneficially own, in the aggregate, over 90% of our outstanding voting stock. As a result, these stockholders possess significant influence, giving them the ability, among other things, to elect a majority of the Board of Directors and to approve significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. This requirement will apply to our annual report for fiscal 2008. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We do not foresee paying cash dividends in the foreseeable future.

We have not paid cash dividends on our stock and do not plan to pay cash dividends on our common stock in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Stockholders of any of the shares offered hereby. We will pay all of the costs of this offering other than brokerage and underwriting fees and commissions.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the Selling Stockholders as of March 31, 2007. Each of the Selling Stockholders named below acquired the shares of common stock pursuant to the 1997 Stock Option Plan or the 2005 Stock Incentive Plan or pursuant to written compensation agreements between us and the Selling Stockholder, or is the transferee by gift of a person who acquired the shares under one of these plans. Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission (“Commission”) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). We treat shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable within 60 days of March 31, 2007, as outstanding for computing the percentage of the person holding such securities.

Each of the Selling Stockholders is currently, or has been within the past three years, an employee, officer or director of ours or of our predecessors or affiliates. Because the Selling Stockholders may offer all or some portion of the shares pursuant to this prospectus, we cannot give an estimate as to the number of shares that the Selling Stockholders will hold upon termination of any of these sales. In addition, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information to us regarding their shares, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

	Number of Shares Beneficially Owned	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering (1)
Greg Akeroyd	3,673	3,673	—	*
Travis Baugh	136,263	21,202	—	*
Robert Benkowski	35,487	35,002	—	*
Debra Best	674	674	—	*
Charles Bray	674	674	—	*
Jeanene Bryant	1,181	1,181	—	*
Kelly Filip	1,181	1,181	—	*
Paul Frison	4,954	4,954	—	*
Wick Goodspeed	2,365	2,365	—	*
Thomas Gould	2,473	2,473	—	*
Deborah Henry	1,181	1,181	—	*
Carlos Martinez	5,526	5,526	—	*
Patrick Milam	337	337	—	*
Gino Morello	4,109	3,624	—	*
Tim Placek	13,827	13,827	—	*
Kenneth Porter	1,181	1,181	—	*
Betty Russell	21,202	21,202	—	*
Nancy Stahlhut Rev Trust	1,820	1,820	—	*
Sue Stav	674	674	—	*
Rick Terrell	674	674	—	*
Estate of Rob White	645	645	—	*

*	Less than 1%
(1)	Assumes that all shares offered hereby are sold but no other securities held by the selling stockholder are sold.

PLAN OF DISTRIBUTION

Who may sell and applicable restrictions. The Selling Stockholders will be offering and selling all shares offered and sold under this prospectus. Alternatively, the Selling Stockholders may, from time to time, offer the shares through brokers, dealers or agents that may receive customary brokerage compensation in the form of discounts, commissions or concessions from the Selling Stockholders and/or the purchasers of the shares for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the Selling Stockholders may arrange for other broker-dealers to participate. The Selling Stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any profits on the sale of the shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The decision to sell any shares is within the discretion of the holders thereof, subject generally to our policies affecting the timing and manner of sale of common stock by certain individuals and certain volume limitations set forth in Rule 144(e) of the Securities Act. There can be no assurance that any of the shares will be sold by the Selling Stockholders.

Manner of Sales. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the Over-The -Counter Bulletin Board or other over-the-counter markets. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. Selling Stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of this rule. The Selling Stockholders may decide not to sell any of the shares offered under this prospectus, and Selling Stockholders may transfer, devise or gift these shares by other means.

Prospectus Delivery. Because Selling Stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. If a particular offer of the shares is to be made other than as described herein, a revised prospectus, or prospectus supplement, will, to the extent required, be distributed which will set forth the terms of such offer.

In addition, if we receive notice from a Selling Stockholder that a donee or pledgee intends to sell more than 1,000 shares, a supplement to this prospectus will be filed.

Expenses associated with registration. We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses and legal and accounting fees. Each Selling Stockholder will pay its own brokerage, underwriting fees and commissions, and legal fees, if any.

Suspension of this offering. We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material effect or fail to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Stockholder.

LEGAL MATTERS

Baker Botts L.L.P. has passed upon the validity of the issuance of the shares being offered by this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The following documents have been filed by the Company pursuant to the Exchange Act, with the Commission and are incorporated herein by reference:

1. the description of the Company’s Common Stock under the caption “Description of the Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A filed with the Commission on August 9, 2005, as thereafter amended from time to time for the purpose of updating, changing or modifying such description

2. the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2006, filed with the Commission on March 19, 2007; and

3. the Company’s Current Report on Form 8-K filed with the Commission on March 7, 2007.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

The Company will provide to any person, including any beneficial owner of its securities, to whom this prospectus is delivered, a copy of any or all of this information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such requests at no cost to you by writing or telephoning the Company at the following address or number:

MicroMed Cardiovascular, Inc.

8965 Interchange Drive

Houston, Texas 77054

(713) 838-9210

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We have filed with the Commission, a Registration Statement on Form S-8 (including a Form S-3 Prospectus) under the Securities Act with respect to the shares of common stock offered by this prospectus. A copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) will be provided by us without charge to any person (including any beneficial owner) to whom this prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to MicroMed Cardiovascular, Inc., 8965 Interchange Drive, Houston, Texas 77054. Our telephone number at that address is (713) 838-9210.

We are also subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the Commission. You can inspect and copy reports and other information filed by us with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0300. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the Commission. Our web site is www.micromedcv.com.

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this registration statement by reference and shall be deemed to be a part hereof:

(1) the description of the Company’s Common Stock under the caption “Description of the Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A filed with the Commission on August 9, 2005, as thereafter amended from time to time for the purpose of updating, changing or modifying such description

(2) the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2006, filed with the Commission on March 19, 2007; and

(3) the Company’s Current Report on Form 8-K filed with the Commission on March 7, 2007.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this registration statement or in any document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Experts

The consolidated financial statements of the Company as of December 31, 2006, and for the year then ended and for the period from inception (October 6, 1995) through December 31, 2006, incorporated in this Registration Statement by reference from the Company’s Annual Report on Form 10-KSB have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of MicroMed Cardiovascular, Inc. appearing in MicroMed Cardiovascular, Inc.’s Annual Report (Form 10-KSB) at December 31, 2005, and for the year ended December 31, 2005 and for the period inception (October 6, 1995) through December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation may to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL provides that corporation may include in its certificate of incorporation a provision limiting or eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payment of dividends or unlawful stock purchases or redemptions; or any transaction from which the director derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Certificate of Incorporation

The Certificate of Incorporation of the Company provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The Certificate of Incorporation also provides that the Company shall indemnify, in the manner and to the fullest extent permitted by the DGCL (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), any person (or the state of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Company to the fullest extent permitted by the DGCL, may purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Company may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided in the Certificate of Incorporation. To the fullest extent permitted by the DGCL the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, finds and amounts paid in settlement and any such expenses shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

Bylaws

The Company’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the DGCL. The Company’s bylaws further provide that its board of directors has discretion to indemnify its officers and other employees. The Company is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the Company’s bylaws or otherwise. The Company is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its board of directors by a majority vote of a quorum of disinterested members of the board of directors that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

Please read “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number		Description
4.1	—	Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed with the SEC on August 12, 2005).

4.2	—	By-Laws (incorporated by reference to Exhibit 3.3 to the Registrant’s current report on Form 8-K filed with the SEC on August 24, 2005).

4.3	—	Registration Rights Agreement dated August 9, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant’s current report on Form 8-K filed with the SEC on August 12, 2005).

4.4	—	Registration Rights Agreement dated November 29, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed with the SEC on December 6, 2005).

4.5	—	MicroMed 1997 Stock Option Plan (incorporated by reference to Exhibit 99.4 to the Registrant’s Form SB-2 Post-Effective Amendment No. 2 filed with the SEC on July 1, 2005).

4.6	—	MicroMed 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.5 to the Registrant’s Form SB-2 Post- Effective Amendment No. 2 filed with the SEC on July 1, 2005).

*5.1	—	Opinion of Baker Botts L.L.P.

*23.1	—	Consent of Singer Lewak Greenbaum & Goldstein LLP

*23.2	—	Consent of Ernst & Young LLP

*23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 11th day of April, 2007.

MICROMED CARDIOVASCULAR, INC.

By:	/s/ Juliet Markovich
Juliet Markovich
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 11, 2007.

SIGNATURE	TITLE

/s/ Clifford zur Nieden	Acting Chief Executive Officer and Director (Principal Executive Officer)
Clifford zur Nieden

/s/ Juliet Markovich	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Juliet Markovich

/s/ Matt Borenzweig	Director
Matt Borenzweig

/s/ Norwick B.H. Goodspeed	Director
Norwick B.H. Goodspeed

EXHIBIT INDEX

Exhibit Number
4.1	—	Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed with the SEC on August 12, 2005).

4.2	—	By-Laws (incorporated by reference to Exhibit 3.3 to the Registrant’s current report on Form 8-K filed with the SEC on August 24, 2005).

4.3	—	Registration Rights Agreement dated August 9, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant’s current report on Form 8-K filed with the SEC on August 12, 2005).

4.4	—	Registration Rights Agreement dated November 29, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed with the SEC on December 6, 2005).

4.5	—	MicroMed 1997 Stock Option Plan (incorporated by reference to Exhibit 99.4 to the Registrant’s Form SB-2 Post-Effective Amendment No. 2 filed with the SEC on July 1, 2005).

4.6	—	MicroMed 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.5 to the Registrant’s Form SB-2 Post- Effective Amendment No. 2 filed with the SEC on July 1, 2005).

*5.1	—	Opinion of Baker Botts L.L.P.

*23.1	—	Consent of Singer Lewak Greenbaum & Goldstein LLP

*23.2	—	Consent of Ernst & Young LLP

*23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

*	Filed herewith.